Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Akoustis Technologies, Inc. on Form S-3 (File Nos. 333-262540, 333-238130, 333-218245, and 333-222552), Form S-1 (File No. 333-225870), and Form S-8 (File Nos. 333-235665, 333-228451, 333-222917, and 333-215153), of our report dated September 12, 2022, with respect to our audits of the consolidated financial statements of Akoustis Technologies, Inc. as of June 30, 2022 and 2021 and for each of the two years in the period ended June 30, 2022, which report is included in this Annual Report on Form 10-K of Akoustis Technologies, Inc. for the year ended June 30, 2022.

/s/ Marcum llp

Marcum llp
New York, NY
September 12, 2022